Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated May 10, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PF68

Principal Amount (in Specified Currency): $30,000,000
Issue Price: 100 %
Trade Date: May 10, 2007
Original Issue Date: May 15, 2007
Stated Maturity Date: November 17, 2008

Initial Interest Rate: Three month LIBOR determined on May 11,
   2007 minus 0.06%
Interest Payment Period: Quarterly
Interest Payment Dates: August 17, 2007, November 19, 2007,
   February 19, 2008, May 19, 2008, August 18, 2008 and at Maturity

Net Proceeds to Issuer: $29,991,000
Agent's Discount or Commission: 0.03%
Agent: ABN AMRO Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.06%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: August 17, 2007
Interest Rate Reset Period: Quarterly
Interest Reset Dates: August 17, 2007, November 19, 2007, February
   19, 2008, May 19, 2008 and August 18, 2008
Interest Determination Date: the second London Banking Day preceding each
   Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 12, 2006 and an Appointment Agreement Confirmation dated May 10, 2007 (collectively, the "Agreement") between TMCC and ABN AMRO Incorporated ("ABN AMRO"), ABN AMRO, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. ABN AMRO may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, ABN AMRO is committed to take and pay for all of the Notes offered hereby if any are taken.